   As filed with the Securities and Exchange Commission on December 3, 2001

                                                      Registration No. _________
 -------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                   FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                           HARKEN ENERGY CORPORATION
            (Exact name of registrant as specified in its charter)

             DELAWARE                                 95-2841597
(State or other jurisdiction of        (I.R.S. employer identification number)
 incorporation or organization)


                           HARKEN ENERGY CORPORATION
                    580 WESTLAKE PARK BOULEVARD, SUITE 600
                             HOUSTON, TEXAS 77079
                                (281) 504-4000
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                               LARRY E. CUMMINGS
                                GENERAL COUNSEL
                           HARKEN ENERGY CORPORATION
                    580 WESTLAKE PARK BOULEVARD, SUITE 600
                             HOUSTON, TEXAS 77079
                                (281) 504-4000
                    (Name, address, including zip code, and
         telephone number, including area code, of agent for service)


APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [_]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]

    If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box: [_]


                        CALCULATION OF REGISTRATION FEE

 ======================================================================================================================
                                          AMOUNT        PROPOSED MAXIMUM        PROPOSED MAXIMUM           AMOUNT OF
   TITLE OF EACH CLASS OF SHARES          TO BE        AGGREGATE OFFERING      AGGREGATE OFFERING        REGISTRATION
         TO BE REGISTERED               REGISTERED     PRICE PER SECURITY (1)       PRICE (1)               FEE (1)
-----------------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.01 per
 share                                     3,193,334         $1.22                $3,895,867.48             $931.12
-----------------------------------------------------------------------------------------------------------------------
Preferred Stock Purchase Rights            3,193,334      Not Applicable          Not Applicable             -- (2)
=======================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) based on the average of the high and low sales prices of the common stock as reported by the American Stock Exchange on November 30, 2001.

(2) In accordance with Rule 457(g), no additional registration fee is required in respect of the Preferred Stock Purchase Rights.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                 SUBJECT TO COMPLETION, DATED DECEMBER 3, 2001



                                  PROSPECTUS

                               3,193,334 Shares


                           HARKEN ENERGY CORPORATION


                                 Common Stock

                                 ------------

     This prospectus relates to the offer and sale from time to time of up to an aggregate of 3,193,334 shares of our common stock for the account of our stockholders named in this prospectus. The selling stockholders' shares of common stock being offered for sale include preferred stock purchase rights attached to the common stock under our stockholder rights plan. We will not receive any of the proceeds from the sale of the 3,193,334 shares of common stock.

     The shares covered by this prospectus may be sold at market prices prevailing at the time of sale or at negotiated prices. The selling stockholders may effect such transactions by selling the shares to or through broker-dealers. These broker-dealers, if used, may receive discounts, concessions or commissions from the selling stockholders or from the purchaser of the shares. The selling stockholders will receive the purchase price of the shares of stock sold less any such discounts, concessions or commissions. The selling stockholders will be responsible for any such discounts, concessions or commissions.

     Our common stock is listed for trading on the American Stock Exchange, under the trading symbol "HEC." On November 30, 2001, the last reported sales price of our common stock on the American Stock Exchange was $1.21 per share. Our principal offices are located at 580 WestLake Park Boulevard, Suite 600, Houston, Texas 77079, and our telephone number is (281) 504-4000.

     PROSPECTIVE INVESTORS SHOULD CONSIDER AND REVIEW THE INFORMATION UNDER THE HEADING "RISK FACTORS" BEGINNING ON PAGE 3 PRIOR TO INVESTING IN THE COMMON STOCK.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

            The date of this prospectus is _________________, 2001.

     The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and neither the selling stockholders nor we are soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                               TABLE OF CONTENTS
                                                            Page
                                                            ----


The Company..............................................    3
Risk Factors.............................................    3
Safe Harbor for Forward-Looking Statements...............   11
Where You Can Get More Information.......................   11
Use of Proceeds..........................................   12
Information About the Selling Stockholders...............   12
Plan of Distribution.....................................   14
Legal Matters............................................   15
Experts..................................................   15


     YOU SHOULD RELY ONLY ON THE INFORMATION IN THIS PROSPECTUS AND THE ADDITIONAL INFORMATION DESCRIBED UNDER THE HEADING "WHERE YOU CAN GET MORE INFORMATION." WE HAVE NOT AUTHORIZED ANY OTHER PERSON TO PROVIDE YOU WITH DIFFERENT INFORMATION. IF ANYONE PROVIDES YOU WITH DIFFERENT OR INCONSISTENT INFORMATION, YOU SHOULD NOT RELY ON IT. NEITHER THE SELLING STOCKHOLDERS NOR WE ARE MAKING AN OFFER TO SELL THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED. YOU SHOULD ASSUME THAT THE INFORMATION IN THIS PROSPECTUS AND THE ADDITIONAL INFORMATION DESCRIBED UNDER THE HEADING "WHERE YOU CAN GET MORE INFORMATION" WERE ACCURATE ON THE DATE ON THE FRONT COVER OF THE PROSPECTUS ONLY. OUR BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROSPECTS MAY HAVE CHANGED SINCE THAT DATE.

   AS USED IN THIS PROSPECTUS, "WE," "US," "OUR," OR "HARKEN" MEANS HARKEN ENERGY CORPORATION.

                                  THE COMPANY

     Our company explores for, develops and produces oil and gas both domestically and internationally. Our domestic operations are primarily located in the onshore and offshore Gulf Coast regions of South Texas and Louisiana, in portions of West Texas and the Texas Panhandle. Our international operations are primarily concentrated in Colombia, Costa Rica, Peru and Panama.

     Our company was incorporated in 1973 in the State of California and reincorporated in 1979 in the State of Delaware. Our principal offices are located at 580 WestLake Park Boulevard, Suite 600, Houston Texas 77079, and our telephone number is (281) 504-4000.

                                 RISK FACTORS

     Prior to making an investment decision, you should consider carefully all of the information in this prospectus and should evaluate the following risk factors.

RISKS ASSOCIATED WITH OUR OPERATIONS

OUR OPERATIONS REQUIRE SIGNIFICANT EXPENDITURES OF CAPITAL THAT MAY NOT BE RECOVERED

     We require significant expenditures of capital in order to locate and acquire producing properties and to drill exploratory wells. In conducting exploration and development activities from a particular well, the presence of unanticipated pressure or irregularities in formations, miscalculations or accidents may cause our exploration, development and production activities to be unsuccessful, potentially resulting in abandoning the well. This could result in a total loss of our investment. In addition, the cost and timing of drilling, completing and operating wells is difficult to predict.

THE OIL AND GAS WE PRODUCE MAY NOT BE READILY MARKETABLE AT THE TIME OF
PRODUCTION

     Crude oil, natural gas, condensate, and other oil and gas products are generally sold to other oil and gas companies, government agencies and other industries. The availability of ready markets for oil and gas that we might discover and the prices obtained for such oil and gas depend on many factors beyond our control, including:

  .  the extent of local production and imports of oil and gas,

  . the proximity and capacity of pipelines and other transportation facilities,

  .  fluctuating demand for oil and gas,

  .  the marketing of competitive fuels, and

  .  the effects of governmental regulation of oil and gas production and sales.

Natural gas associated with oil production is often not marketable due to demand or transportation limitations and is often flared at the producing well site. Pipeline facilities do not exist in certain areas of exploration and, therefore, any actual sales of discovered oil and gas might be delayed for extended periods until such facilities are constructed.

WE MAY ENCOUNTER OPERATING HAZARDS IN OUR OPERATIONS THAT MAY RESULT IN SUBSTANTIAL LOSS

     We are also subject to operating hazards normally associated with the exploration and production of oil and gas, including, without limitation, blowouts, cratering, pollution, earthquakes, labor disruptions and fires. The occurrence of any such operating hazard could result in substantial losses to our company due to injury or loss of life and damage to or destruction of oil and gas wells, formations, production facilities or other properties. In accordance with customary industry practices, we maintain insurance coverage limiting financial loss resulting from certain of these operating hazards. Losses and liabilities arising from uninsured or underinsured events could reduce our revenues or increase our costs. There can be no assurance that any insurance will be adequate to cover losses or liabilities associated with operational hazards. We cannot predict the continued availability of insurance, or its availability at premium levels that justify its purchase.

DRILLING OIL AND GAS WELLS PARTICULARLY IN THE LOUISIANA WETLANDS, THE ONSHORE REGIONS OF TEXAS AND IN COLOMBIA, COSTA RICA, PERU AND PANAMA COULD BE HINDERED BY HURRICANES, EARTHQUAKES AND OTHER WEATHER-RELATED OPERATING RISKS

     Our operations in the Louisiana wetlands, the onshore regions of Texas and in Colombia, Costa Rica, Peru and Panama are subject to risks from hurricanes and other natural disasters. Damage caused by hurricanes, earthquakes or other operating hazards could result in substantial losses to our company. The occurrence of such an event that is not fully covered by insurance could have a material adverse effect on our financial position and results of operations.

WE FACE STRONG COMPETITION FROM LARGER OIL AND GAS COMPANIES

     The exploration and production business is highly competitive. Many of our competitors have substantially larger financial resources, staffs and facilities. Our competitors in the United States include numerous major oil and gas exploration and production companies and in Colombia, Costa Rica, Peru and Panama include such major oil and gas companies as BP Amoco, Exxon/Mobil, Texaco, Conoco, Shell and Arco. These major oil and gas companies are often better positioned to obtain the rights to exploratory acreage that we compete for.

OUR OPERATIONS ARE SUBJECT TO STRINGENT ENVIRONMENTAL LAWS AND REGULATIONS THAT MAY CHANGE

     Our operations are subject to stringent foreign, federal, state and local laws and regulations governing the discharge of materials into the environment or otherwise relating to environmental protection. These laws and regulations may require the acquisition of a permit before drilling commences, restrict the types, quantities and concentrations of various substances that can be released into the environment, limit or prohibit construction or drilling activities on certain sensitive lands, and impose substantial liabilities for pollution resulting from former or current operations. Failure to comply with these laws and regulations may result in the imposition of administrative, civil and criminal penalties. Changes in environmental laws and regulations occur frequently, and any changes that result in more stringent and costly waste management or cleanup requirements could result in substantial costs or loss of revenue for our company.

WE MAY BE SUBJECT TO LIABILITY FOR FAILING TO COMPLY WITH ENVIRONMENTAL LAWS AND REGULATIONS OR FOR CLEAN-UP OBLIGATIONS RELATED TO OUR CURRENT OR FORMER PROPERTIES

     While we believe that we are in substantial compliance with current environmental laws and regulations, we may incur substantial liability for failing to comply with such laws and regulations in the future.

     The Comprehensive Environmental Response, Compensation and Liability Act, referred to as CERCLA but also known as "Superfund," and comparable state laws impose liability without regard to fault or the legality of the original conduct on certain classes of persons who are considered to be responsible for the release of a "hazardous substance" into the environment. These persons include the owner or operator of the disposal site where the release occurred and companies who arrange for the disposal or transport of the hazardous substances found at the site. Under CERCLA, such persons may be subject to joint and several liability for the costs of cleaning up the released hazardous substances, for damages to natural resources, and for the costs of certain health studies. The Resource Conservation and Recovery Act, referred to as RCRA, generally does not regulate most wastes generated by the exploration and production of oil and gas. However, these wastes may be regulated as solid waste. Also, ordinary industrial wastes, such as paint wastes, waste solvents, and laboratory wastes, may be regulated as hazardous waste. We own or lease, and have in the past owned or leased, properties that have been used for the exploration and production of oil and gas. In addition, many of these properties have been operated by third parties whose treatment and release of hydrocarbons or other wastes were not under our control. These properties and the wastes disposed on these properties may be subject to CERCLA, RCRA, and analogous state laws. Under such laws, we could be required to remove or remediate previously released wastes or property contamination.

     The Oil Pollution Act of 1990, referred to as OPA, pertains to the prevention of and response to spills or discharges of hazardous substances or oil into navigable water of the United States. Under OPA, a person owning or operating a facility or equipment from which there is a discharge or threat of a discharge of oil into or upon navigable waters or adjoining shorelines is liable, regardless of fault, as a "responsible party" for removal costs and damages. Federal law imposes strict, joint and several liability on facility owners for containment and clean-up costs and certain other damages, including natural resource damages arising from a spill. The OPA establishes a liability limit for onshore facilities of $350 million; however, a party cannot take advantage of this liability limit if the spill is caused by gross negligence or willful misconduct, if the spill resulted from a violation of a federal safety, construction, or operating regulation, or if a party fails to report a spill or cooperate in the cleanup. The Federal Water Pollution Control Act, also referred to as the Clean Water Act and analogous state laws impose strict controls regarding the discharge of pollutants, including produced waters and other oil and gas wastes, into state waters or waters of the United States. The discharge of pollutants into regulated waters is prohibited, except in accord with the terms of a permit issued by EPA or the state. Federal regulations under the OPA and the Clean Water Act also require certain owners and operators of facilities that store or otherwise handle oil, such as us, to prepare and implement spill prevention, control and countermeasure plans and spill response plans relating to possible discharge of oil into surface waters.

OUR FOREIGN OPERATIONS ARE SUBJECT TO ENVIRONMENTAL LAWS AND REGULATIONS AND WE HAVE EXPERIENCED SOME DIFFICULTY IN GETTING APPROPRIATE PERMITS AND AUTHORIZATIONS FROM FOREIGN GOVERNMENTS

     Our operations are subject to similar laws and regulations in Costa Rica, Colombia, Peru and Panama. While we believe that our operations are in substantial compliance with existing requirements of governmental bodies in these foreign countries, our ability to conduct continued operations is subject to satisfying applicable regulatory and permitting controls in these foreign countries. Our current permits and authorizations and ability to get future permits and authorizations in these foreign countries may be susceptible, on a going forward basis, to increased scrutiny, greater complexity resulting in increased costs, or delays in receiving appropriate authorizations.

     Our exploration and production operations in Colombia, including well drilling, pipeline construction, and seismic activities, require specific federal and local environmental licenses and permits, the acquisition of which in the past has been subject to extensive delays. We may continue to experience similar delays in the future. Failure to obtain these licenses and permits in a timely manner may prevent us from obtaining financing for our projects.

OUR FOREIGN OPERATIONS INVOLVE SUBSTANTIAL COSTS AND ARE SUBJECT TO CERTAIN RISKS BECAUSE THE OIL AND GAS INDUSTRIES IN SUCH COUNTRIES ARE LESS DEVELOPED

     The oil and gas industries in Colombia, Costa Rica, Peru and Panama are not as developed as the oil and gas industry in the U.S. As a result, our drilling and development operations in many instances take longer to complete and often cost more than similar operations in the U.S. The availability of technical expertise, specific equipment and supplies is more limited in Colombia, Costa Rica, Peru and Panama than in the U.S. We expect that such factors will continue to subject us to economic and operating risks not experienced in our domestic operations.

     We follow the full cost method of accounting for exploration and development of oil and gas reserves in which all of our acquisition, exploration and development costs are capitalized. Costs related to the acquisition, holding and initial exploration of oil and gas associated with our contracts in countries with no proved reserves are initially capitalized, including internal costs directly identified with acquisition, exploration and development activities. If we abandon all exploration efforts in a country where no proved reserves are assigned, all acquisition and exploration costs associated with the country are expensed. From time to time, we make assessments as to whether our investment within a country is impaired and whether exploration activities within a country will be abandoned based on our analysis of drilling results, seismic data and other information we believe to be relevant. Due to the unpredictable nature of exploration drilling activities, the amount and timing of impairment expenses are difficult to predict.

IF WE FAIL TO COMPLY WITH THE TERMS OF CERTAIN CONTRACTS RELATED TO OUR FOREIGN OPERATIONS, WE COULD LOSE OUR RIGHTS UNDER EACH OF THOSE CONTRACTS

     Terms of each of the Colombia Association Contracts, the Costa Rica Contract, the Peruvian Technical Evaluation Agreement and the Panamanian Technical Evaluation Agreement require that we perform certain activities in accordance with a prescribed timetable. Our failure to timely perform those activities as required could result in the loss of our rights under a particular contract, which would likely result in a significant loss to our company. As of December 3, 2001, we were in compliance with the requirements of each of the Colombia Association Contracts, the Costa Rica Contract, the Peruvian Technical Evaluation Agreement and the Panamanian Technical Evaluation Agreement.

WE MAY REQUIRE SIGNIFICANT ADDITIONAL FINANCING FOR OUR FOREIGN OPERATIONS THAT MAY NOT BE AVAILABLE

     We anticipate that full development of our existing and future oil and gas discoveries in Colombia, Costa Rica, Peru and Panama may take several years and may require extensive production and transportation facilities requiring significant additional capital expenditures. If we are unable to timely obtain adequate funds to finance these investments, our ability to develop oil and gas reserves in these countries may be severely limited or substantially delayed. Such limitations or delay would likely result in substantial losses for our company.

     MKJ Xploration, Inc. ("MKJ") is seeking additional joint venture participation for its Costa Rica work program obligations prior to drilling the Moin #2 well. There can be no assurance that a joint venture partner can be obtained. If MKJ fails to obtain such joint venture participation, we may be prevented or delayed from developing the Costa Rica Contract.

     We anticipate that amounts required to fund our foreign activities will be funded from our existing cash balances, asset sales, stock issuances, production payments, operating cash flows and from joint venture partners. We cannot assure you that we will have adequate funds available to finance our foreign operations.

OUR FOREIGN OPERATIONS ARE SUBJECT TO POLITICAL, ECONOMIC AND OTHER
UNCERTAINTIES

     We currently conduct significant operations in Colombia and Costa Rica, and may also conduct operations in Peru, Panama and other foreign countries in the future. At December 31, 2000, approximately 13% of Harken's proved reserves were related to Harken's Colombian operations. Exploration and production operations in foreign countries are subject to political, economic and other uncertainties, including:

  . the risk of war, revolution, border disputes, expropriation, renegotiation or modification of existing contracts, import, export and transportation regulations and tariffs resulting in loss of revenue, property and equipment;

  . taxation policies, including royalty and tax increases and retroactive tax claims;

  . exchange controls, currency fluctuations and other uncertainties arising out of foreign government sovereignty over international operations;

  . laws and policies of the United States affecting foreign trade, taxation and investment; and

  . the possibility of being subjected to the jurisdiction of foreign courts in connection with legal disputes and the possible inability to subject foreign persons to the jurisdiction of courts in the United States.

     Central and South America and other regions of the world have a history of political and economic instability. This instability could result in new governments or the adoption of new policies, laws or regulations that might assume a substantially more hostile attitude toward foreign investment. In an extreme case, such a change could result in termination of contract rights and expropriation of foreign-owned assets. Any such activity could result in a significant loss to our company.

GUERRILLA ACTIVITY IN COLOMBIA COULD DISRUPT OR DELAY OUR OPERATIONS, AND WE ARE CONCERNED ABOUT SAFEGUARDING OUR OPERATIONS AND PERSONNEL IN COLOMBIA.

     From time to time, guerilla activity in Colombia has delayed our projects there. This guerilla activity has increased over the last few years, causing delays in the development of our fields in Colombia. Guerilla activity, such as road blockades, has also from time to time slowed our deployment of workers in the field and affected our operations. In addition, guerillas could attempt to disrupt the flow of our production through pipelines. We have become substantially more concerned about safeguarding our operations and personnel
with the recent occurrences of threats of violence throughout the country.   In
addition to these security issues, we have also become the subject of media focus in Colombia that may further compromise our security position in the country.

     Our company and the Colombian government have taken steps to maintain security and favorable relations with the local population. These steps have included the hiring of security to patrol our facilities, and programs to provide local communities with health and educational assistance. We anticipate continuing these steps throughout the term of our operations in Colombia.

     Our operating plans in Colombia are continuing, subject to the ongoing monitoring of these security developments. We are also continuing to analyze and upgrade our security procedures and have initiated action to expand security measures for both personnel and field operations. We cannot assure you that these attempts to reduce or prevent guerilla activity will be successful or that guerilla activity will not disrupt operations in the future. We also cannot assure you that we can maintain the safety of our operations and personnel in Colombia or that this violence will not affect our operations in the future. Continued or heightened security concerns in Colombia could also result in a significant loss to our company.

THE UNITED STATES GOVERNMENT MAY IMPOSE ECONOMIC OR TRADE SANCTIONS ON COLOMBIA THAT COULD RESULT IN A SIGNIFICANT LOSS TO OUR COMPANY.

     Colombia is among several nations whose progress in stemming the production and transit of illegal drugs is subject to annual certification by the President of the United States. The President of the United States has announced that Colombia would be certified. There can be no assurance that, in the future, Colombia will receive certification or a national interest waiver. The failure to receive certification or a national interest waiver may result in any of the following:

  . all bilateral aid, except anti-narcotics and humanitarian aid, would be suspended;

  . the Export-Import Bank of the United States and the Overseas Private Investment Corporation would not approve financing for new projects in Colombia;

  . U.S. representatives at multilateral lending institutions would be required to vote against all loan requests from Colombia, although such votes would not constitute vetoes; and

  . the President of the United States and Congress would retain the right to apply future trade sanctions.

Each of these consequences could result in adverse economic consequences in Colombia and could further heighten the political and economic risks associated with our operations there. Any changes in the holders of significant government offices could have adverse consequences on our relationship with the Colombian national oil company and the Colombian government's ability to control guerrilla activities and could exacerbate the factors relating to our foreign operations discussed above.

     Any sanctions imposed on Colombia by the U.S. government could threaten our ability to obtain necessary financing to develop the Colombian properties or cause Colombia to retaliate against us, including by nationalizing our Colombian assets. Accordingly, the imposition of the foregoing economic and trade sanctions on Colombia would likely result in a substantial loss to our company and a decrease in the price of our common stock. We cannot assure you that the United States will not impose sanctions on Colombia in the future or predict the effect in Colombia that these sanctions might cause.

WE MAY SUFFER LOSSES FROM EXCHANGE RATE FLUCTUATIONS

     We account for our Colombian, Costa Rican, Peruvian and Panamanian operations using the U.S. dollar as the functional currency. The costs associated with our exploration efforts in Colombia, Costa Rica, Peru and Panama have typically been denominated in U.S. dollars. We expect that a substantial portion of our future Colombian revenues may be denominated in Colombian pesos. To the extent that the amount of our revenues denominated in Colombian pesos is greater than the amount of costs denominated in Colombian pesos, we could suffer a loss if the value of the Colombian peso were to drop relative to the value of the U.S. dollar. Any substantial currency fluctuations could have a material adverse effect on our results of operations.

GOVERNMENT AGENCIES IN COLOMBIA, COSTA RICA, PERU AND PANAMA MAY TAKE ACTION RESULTING IN AN INCREASE IN OUR COSTS, DELAYS IN OUR OPERATIONS OR THE TERMINATION OR SUSPENSION OF OUR OPERATIONS

     We are required to obtain an environmental permit or approval from the governments in Colombia, Costa Rica, Peru and Panama prior to conducting seismic operations, drilling a well or constructing a pipeline in such foreign locations. Our operations in foreign countries have been delayed in the past and could be delayed in the future through the process of obtaining an environmental permit. Compliance with these laws and regulations may increase our costs of operations, as well as further restrict our foreign operations.

     Costa Rica has implemented policies and laws with a high level of attention to the protection of its ecological areas and environment. As a result, our operations in Costa Rica are subject to much greater control, scrutiny and restrictions than are usually encountered in international exploration operations. Due to such additional regulations and requirements in Costa Rica, we will likely encounter further delays in our operations, future challenges to the implementation of the Costa Rica Contract and significant increases in our projected costs.

RISKS ASSOCIATED WITH MARKET CONDITIONS

OUR STOCK PRICE IS VOLATILE

     Our stock price has been and is highly volatile. Our stock price is highly influenced by current expectations of future revenue and earnings growth rates. As an exploration and production company, these expectations may be greatly influenced by the success or failure of each well that we drill. Based in part on the results of such drilling activity in Colombia and Costa Rica, the market price of our common stock declined significantly in 1999 and 2000. From August 6, 1999 through December 3, 2001, our common stock ranged from a high of $20.00 per share to a low of $1.02 per share (as adjusted for the one-for-ten reverse stock split occurring on November 7, 2000).

WE MAY ISSUE ADDITIONAL SHARES OF COMMON STOCK THAT MAY DILUTE THE VALUE OF OUR COMMON STOCK TO CURRENT STOCKHOLDERS AND MAY ADVERSELY AFFECT THE MARKET PRICE OF OUR COMMON STOCK

     We may be required to issue up to approximately 11.2 million shares of common stock as a result of outstanding warrants, stock options, convertible notes and preferred stock which could become exercised or converted, particularly in the event of an increase in the market price of our common stock. If we issue additional shares, your ownership position in our company may be significantly diluted. In addition, we may elect to issue a significant number of additional shares of common stock for financing or other purposes, which could result in a decrease in the market price of our common stock.

     There are currently several registration statements with respect to our common stock that are or will become effective, pursuant to which certain of our stockholders may sell up to an aggregate of 4,343,555 shares of common stock.
If the selling stockholders named in such registration statements sell all of the shares of common stock registered pursuant to such registration statements, such sales could result in a decrease in the market price of our common stock.

WE HAVE ISSUED SHARES OF PREFERRED STOCK WITH GREATER RIGHTS THAN OUR COMMON STOCK AND MAY ISSUE ADDITIONAL SHARES OF PREFERRED STOCK IN THE FUTURE

     We are permitted under our charter to issue up to ten million shares of preferred stock. We can issue shares of our preferred stock in one or more series and can set the terms of the preferred stock without seeking any further approval from our common stockholders. Any preferred stock that we issue may rank ahead of our common stock in terms of dividend priority or liquidation premiums and may have greater voting rights than our common stock. As of the date hereof, we have issued 494,465 shares of Series G1 Preferred Stock and 95,800 shares of Series G2 Preferred Stock in private placement transactions exempt from registration under the Securities Act of 1933. These shares of preferred stock have rights senior to our common stock with respect to dividends and liquidation. In addition, such preferred stock may be converted into shares of common stock, which could dilute the value of common stock to current stockholders and could adversely affect the market price of our common stock.

OUR STRATEGIC PLAN INCLUDES THE ACQUISITION OF ADDITIONAL RESERVES THROUGH BUSINESS COMBINATIONS

     Our strategic plan includes the acquisition of additional reserves, including through business combinations. We may not be able to consummate future business combinations on favorable terms. Additionally, future business combinations may not achieve favorable financial results.

     Future business combinations may also involve the issuance of shares of our common stock, which could have a dilutive effect on your interests as a stockholder. Furthermore, acquisitions may require substantial financial expenditures that will need to be financed through cash flow from operations or future debt and equity offerings by us. We may not be able to acquire companies or oil and gas properties using our equity as currency. In the case of cash acquisitions, we may not be able to generate sufficient cash flow from operations or obtain debt or equity financing sufficient to fund future acquisitions of reserves.

RISKS ASSOCIATED WITH OUR FINANCIAL CONDITION

IF ESTIMATES OF OUR OIL AND GAS RESERVE INFORMATION ARE ADJUSTED, OUR FINANCIAL CONDITION MAY SUFFER

     Our proved oil and gas reserve information is based upon criteria mandated by the Securities and Exchange Commission ("SEC") and represents only estimates. Our future production, revenues and expenditures with respect to such oil and gas reserves will likely be different from estimates and the differences may be material. If estimates of oil and gas reserves are greater than future production amounts, or if future production costs and expenditures are greater than estimates, our business, financial condition, and results of operations may be negatively affected.

     Our reserve estimates of future production volumes are based on underlying estimates of the accumulation of oil and gas and the economic recoverability of those volumes. Petroleum engineering is a subjective process of estimating underground accumulations of oil and gas that cannot be measured in an exact manner. Estimates of economically recoverable oil and gas reserves and of future net cash flows necessarily depend upon a number of variable factors and assumptions.

     Because all reserve estimates are to some degree subjective, each of the following items may prove to differ materially from those assumed in estimating reserves:

  .  the quantities of oil and gas that are ultimately recovered,

  .  the production and operating costs incurred,

  .  the amount and timing of future development expenditures, and

  .  future oil and gas sales prices.

Furthermore, different reserve engineers may make different estimates of reserves and cash flows based on the same available data.

     The estimated discounted future net cash flows described in our annual report on Form 10-K for the year ended December 31, 2000, incorporated by reference herein, should not be considered as the current market value of the estimated oil and gas reserves attributable to our properties from proved reserves. Such estimates are based on prices and costs as of the date of the estimate, in accordance with SEC requirements, while future prices and costs may be materially higher or lower and do not reflect the impact of sales of producing properties consummated during 2001.

WE HAVE A HISTORY OF LOSSES AND MAY SUFFER LOSSES IN THE FUTURE

     We have reported losses in each of the last five years including a net loss of $152,933,000 for the year ended December 31, 2000 that was primarily caused by the writedown of Harken's Colombian oil properties. We have reported cumulative net losses of approximately $222 million over the last five years. Our ability to generate net income is strongly affected by, among other factors, the market price of crude oil and natural gas. If the market price of crude oil and natural gas declines, we may report additional losses in the future.

IF ESTIMATED DISCOUNTED FUTURE NET CASH FLOWS DECREASE, WE MAY BE REQUIRED TO TAKE ADDITIONAL WRITEDOWNS

     We periodically review the carrying value of our oil and gas properties under applicable full-cost accounting rules. These rules require a writedown of the carrying value of oil and gas properties if the carrying value exceeds the applicable estimated discounted future net cash flows from proved oil and gas reserves. Given the volatility of oil and gas prices, it is reasonably possible that the estimated discounted future net cash flows could change in the near term. If oil and gas prices decline in the future, even if only for a short period of time, it is possible that additional writedowns of oil and gas properties could occur. Whether we will be required to take such a charge will depend on the prices for oil and gas at the end of any quarter and the effect of reserve additions or revisions and capital expenditures during such quarter.

     Based on prices as of September 30, 2001, the net evaluated capitalized costs related to our domestic oil and gas properties exceeded the domestic cost ceiling which would have resulted in a writedown of our oil and gas properties. Subsequent to September 30, 2001 and as of November 8, 2001, along with updated information related to oil and gas reserve quantities added subsequent to September 30, 2001, our domestic cost ceiling exceeded our net evaluated capitalized costs, and no amount has been charged to expense.

     Beginning in December 2000, and through the first half of the first quarter of 2001, we drilled the Olivo #2 well in Colombia. Due primarily to the results of the Olivo #2 well, and the corresponding significant reduction in our proved undeveloped reserves in the Bolivar Association Contract area, and to a lesser extent due to a reduction in our proved producing reserves due to production information from the well, we recognized a non-cash charge in the amount of approximately $156.4 million as of December 31, 2000. Such amount represents a writedown of the carrying value of our Colombian evaluated oil properties.

                  SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS

     We believe that certain statements contained or incorporated by reference in this prospectus are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and are considered prospective. The following statements are or may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995:

  . statements before, after or including the words "may", "will", "could", "should", "believe", "expect", "future", "potential", "anticipate", "intend", "plan", "estimate" or "continue" or the negative or other variations of these words; and

  .  other statements about matters that are not historical facts.

     We may be unable to achieve the future results covered by the forward-looking statements. The statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from the future results that the statements express or imply. See "Risk Factors". Please do not put undue reliance on these forward-looking statements, which speak only as of the date of this prospectus.

                      WHERE YOU CAN GET MORE INFORMATION

     We file reports, proxy statements, and other information with the SEC.
Such reports, proxy statements and other information concerning our company can be read and copied at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC maintains an Internet site at http://www.sec.gov that contains reports, proxy statements and other information regarding issuers that file information electronically, including our company. Our common stock is listed on the American Stock Exchange. These reports, proxy statements and other information can also be read and copied at the offices of the American Stock Exchange at 86 Trinity Place, New York, New York 10006.

     The SEC allows us to "incorporate by reference" the information we file with the SEC. This permits us to disclose important information to you by referencing these filed documents. Any information referenced this way is considered part of this prospectus, and any information filed with the SEC after the date on the cover of this prospectus will automatically be deemed to update and supercede this information. We incorporate by reference the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act of 1934, as amended until all of the securities described in this prospectus are sold:

  .  our annual report on Form 10-K for the year ended December 31, 2000;

  . our quarterly reports on Form 10-Q for the quarterly periods ended March 31, 2001, June 30, 2001 and September 30, 2001;

  . our current reports on Form 8-K filed with the SEC on July 24, 2001, August 24, 2001 and September 5, 2001;

  . the description of our common stock contained in our registration statement on Form 8-A, filed with the SEC on April 7, 1998, including all amendments and reports filed for the purpose of updating such description; and

  . the description of our preferred stock purchase rights as contained in our registration statement on Form 8-A, filed with the SEC on April 7, 1998, including all amendments and reports filed for the purpose of updating such description.

     This prospectus is part of a registration statement filed with the SEC. This prospectus does not contain all the information contained in the registration statement. The full registration statement can be obtained from the SEC. This prospectus contains a general description of our company and the securities being offered for sale. You should read this prospectus together with the additional information incorporated by reference.

     You can request a copy of any document incorporated by reference in this prospectus, at no cost, by writing or telephoning us at the following:

                           Harken Energy Corporation
                    580 WestLake Park Boulevard, Suite 600
                             Houston, Texas 77079
                         Attention: Larry E. Cummings
                           Telephone: (281) 504-4000

                                USE OF PROCEEDS

     We will not receive any part of the proceeds from the sale of shares of common stock by the selling stockholders.


                  INFORMATION ABOUT THE SELLING STOCKHOLDERS

     This prospectus relates to the offer and sale from time to time of up to an aggregate of 3,193,334 shares of our common stock for the account of the selling stockholders identified herein. These shares consist of shares of our common stock issuable upon the conversion of our Series G2 Preferred Stock (the "Series G2 Preferred").

     On May 30, 2001, our board of directors approved the authorization and issuance of up to 100,000 shares of Series G2 Preferred. As of the date hereof, there are 95,800 shares of Series G2 Preferred outstanding. The following is a summary of the material terms of the Series G2 Preferred and is qualified in its entirety by the full rendition of the Certificate of Designations of the Series G2 Preferred, which is filed as an exhibit hereto.

     The Series G2 Preferred has a liquidation value of $100 per share and is convertible at the holder's option into common stock at a conversion price of $3.00 per share of underlying common stock (the "Series G2 Preferred Conversion Price") for each $100 liquidation value per share of Series G2 Preferred,
subject to adjustment in certain circumstances.   At any time after this
registration statement has been declared effective, if for any period of twenty consecutive trading days the average of the closing prices of our common stock during such period shall have equaled or exceeded $3.75 (as adjusted for any stock splits, combinations or the like), we may, at our option, effect the conversion of each share of Series G2 Preferred into that number of shares of common stock equal to (x) each $100 liquidation value per share of Series G2 Preferred plus the amount of any accrued and unpaid dividends (whether or not earned or declared) on the Series G2 Preferred (including an amount equal to certain prorated dividends) divided by (y) the Series G2 Preferred Conversion Price.

     The holders of the Series G2 Preferred are entitled to receive dividends at an annual rate equal to $8 per share when, as and if declared by our board of directors. All dividends on the Series G2 Preferred are cumulative and payable semi-annually in arrears on June 30 and December 30 of each year, commencing on December 31, 2001. At our option, dividends may also be payable in common stock at a value of $3.00 per share of our common stock. We also may redeem the Series G2 Preferred in whole or in part for cash at any time at $100 per share plus any accrued and unpaid dividends, such dividends being paid in cash or common stock. In addition, on or after June 1, 2004, we may further elect, in any six-month period, to redeem up to 50% of the outstanding Series G2 Preferred with shares of our common stock valued at an average market price, and using a redemption value of the Series G2 Preferred that includes a 5% to 10% premium, with such premium based on our market capitalization at the time of redemption.

     On September 6, 2001, we received written notice from a selling stockholder, RP&C International (Guernsey) Limited ("RP&C"), of its election to convert 500 shares of the Series G2 Preferred into common stock. This notification requires us to file a registration statement with respect to the shares of common stock issuable on the conversion of all Series G2 Preferred.
We are obligated to file this registration statement at the earliest practicable date, but in any event prior to 90 days following our receipt of this initial notice. We are also obligated to use our best efforts to cause the SEC to declare this registration statement (and any necessary amendments) effective.
We have also agreed to use our best efforts to maintain the effectiveness of this registration statement and to refile a registration statement from time to time in the event the effectiveness of this registration lapses, until all shares of common stock issuable on the conversion of the Series G2 either issued or that may be issued are freely tradeable (as defined in the Certificate of Designations for the Series G2 Preferred) in the United States.

     In May of 1998, we consummated an offering (the "Notes Offering") of $85,000,000 of 5% Senior Convertible Notes Due May 26, 2003 (the "Notes"). Under the terms of the Notes Offering, prior to maturity and unless previously redeemed, the Notes were convertible by the holders thereof into shares of our common stock at a price of $65.00, subject to adjustment under certain circumstances. Except for RP&C, the selling stockholders have not had any position, office or other material relationship with us in the last three years other than Notes held by certain of the selling stockholders.

     RP&C has served as agent for us in various transactions during the last three years including the (a) Notes Offering, (b) a private exchange in February 2000 of $6,000,000 face amount of Notes for our common stock, (c) several repurchases by us of certain of the Notes in the open market and (d) several private placements of both common stock and preferred stock.

     The chart below describes the number of shares of common stock underlying the Series G2 Preferred owned by the selling stockholders, the number of shares of common stock which may be offered for sale by the selling stockholders and the number of shares of common stock the selling stockholders will own if all of the shares of common stock held by the selling stockholders are sold. Any or all of the shares listed below may be offered for sale by the selling stockholders or their nominees from time to time.



                                                                                                                 PERCENT OF
                                                        SHARES OWNED           SHARES         SHARES OWNED       COMMON STOCK
                                                          PRIOR TO             OFFERED         AFTER THE       OWNED AFTER THE
              SELLING STOCKHOLDERS                    THE OFFERING (1)         HEREBY         OFFERING (2)       OFFERING (2)
              --------------------                    ----------------         -------        ------------       -------------
Morgan Stanley & Co. International Ltd.                  333,333               333,333            -0-                 -0-
AKB Privatbank Zurich AG                                  16,667                16,667            -0-                 -0-
AKB Privatbank Zurich AG                                  33,333                33,333            -0-                 -0-
AKB Privatbank Zurich AG                                 133,333               133,333            -0-                 -0-
Centrum Bank AG                                           46,667                46,667            -0-                 -0-
Bank Julius Baer & Co. Ltd.                               33,333                33,333            -0-                 -0-



Anglo Irish Bank (Suisse), SA                            710,000               710,000            -0-                 -0-
The Liverpool Limited Partnership                        226,667               226,667            -0-                 -0-
Elliott International, L.P.                              273,333               273,333            -0-                 -0-
Banque de Luxembourg                                     100,000               100,000            -0-                 -0-
Coutts Bank (Schweiz) AG                                   3,333                 3,333            -0-                 -0-
RP&C International (Guernsey) Limited                    316,667               316,667            -0-                 -0-
Cantrade Privatbank AG                                   166,667               166,667            -0-                 -0-
Perry Limited                                            666,667               666,667            -0-                 -0-
Rudolf Mosimann                                           33,333                33,333            -0-                 -0-
Hyposwiss                                                 16,667                16,667            -0-                 -0-
Hyposwiss                                                 16,667                16,667            -0-                 -0-
Migrosbank                                                16,667                16,667            -0-                 -0-
Verit Liegenschaften und Beteiligungen AG                 33,333                33,333            -0-                 -0-
Credit Suisse                                             16,667                16,667            -0-                 -0-

___________________

(1) Consists of shares of common stock issuable upon conversion of the Series G2 Preferred.

(2) Assumes no other disposition or acquisition of common stock and all shares of common stock are sold.


                             PLAN OF DISTRIBUTION

     We will not receive any proceeds from the sale of common stock owned by the selling stockholders. It is anticipated that the selling stockholders will offer the shares of common stock for sale from time to time, directly or through broker-dealers or underwriters who may act solely as agents or may acquire the shares of common stock as principals, in all cases as designated by the selling stockholders. Such underwriters or broker-dealers, acting either as principal or as agent, may receive compensation in the form of usual and customary or specifically negotiated underwriting discounts, concessions or commissions from the selling stockholders or the purchasers of the 3,193,334 shares of common stock offered in this prospectus for whom they may act as agent.

     The net proceeds to the selling stockholders from the sale of common stock will be the purchase price of the common stock sold less the aggregate agents' commissions and underwriters' discounts, if any, and other expenses of issuance and distribution not borne by us. The selling stockholders and any dealers or agents that participate in the distribution of common stock may be deemed to be "underwriters" within the meaning of the Securities Act.

     At any time a particular offer of common stock is made, and if required by SEC rules and regulations, the specific shares of common stock to be sold, the purchase price, public offering price, the names of and any commission or discount with any agent, dealer or underwriter will be described in an accompanying prospectus supplement. The prospectus supplement may be in the form of a post-effective amendment to the Registration Statement of which this prospectus is a part, and will be filed with the SEC.

     The shares of common stock being offered by the selling stockholders will be sold in one or more transactions, which may include block transactions, on the American Stock Exchange or on any other market on which the common stock may be trading, in privately-negotiated transactions, through the writing of options on the shares of common stock, short sales or any combination thereof. The sale price to the public may be the market price prevailing at the time of sale, or a different price negotiated by the selling stockholders. The shares of common stock may also be sold pursuant to Rule 144. The selling stockholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares of common stock if they deem the purchase price to be unsatisfactory.

     The selling stockholders, alternatively, may sell all or any part of the 3,193,334 shares of common stock offered in this prospectus through an underwriter. The selling stockholders have not entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into. If the selling stockholders enter into such an agreement, the relevant details will be set forth in a supplement or revisions to this prospectus.

     The selling stockholders and any other persons participating in the sale or distribution of the shares of common stock will be subject to applicable provisions of the Exchange Act and the rules and regulations passed by the SEC, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders or any other such person. This may affect the marketability of the shares of common stock.


                                 LEGAL MATTERS

   The validity of the shares of common stock will be passed upon by Larry E. Cummings, our General Counsel.


                                    EXPERTS

     The audited consolidated financial statements incorporated by reference into this prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

     Our oil and gas reserves in Colombia have been reviewed by our independent reserve engineers, Gaffney, Cline & Associates, Inc., as stated in their report thereon. Harken's disclosures of its oil and gas reserves in Colombia included in its Form 10-K for the year ending December 31, 2000, have been presented in reliance upon the authority of such firm as experts in petroleum engineering.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

   The expenses in connection with the registration of the shares of common stock covered by this prospectus are set forth in the following table. All amounts except the registration fee are estimated:


           Commission Registration Fee        $   931.12

           Printing and Engraving Expenses    $   500.00

           Accounting Fees and Expenses       $ 2,500.00

           Legal Fees and Expenses            $10,000.00
                                              ----------

                 Total                        $13,931.12
                                              ==========


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

   Under Section 145 of the General Corporation Law of the State of Delaware ("Delaware Law"), a Delaware corporation may indemnify its directors, officers, employees and agents against expenses (including attorneys fees), judgments, fines and settlements in nonderivative suits, actually and reasonably incurred by them in connection with the defense of any action, suit or proceeding in which they or any of them were or are made parties or are threatened to be made parties by reason of their serving or having served in such capacity. Delaware law, however, provides that such person must have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and in the case of a criminal action, such person must have had no reasonable cause to believe his or her conduct was unlawful. Section 145 further provides that in connection with the defense or settlement of any action by or in the right of the corporation, a Delaware corporation may indemnify its directors and officers against expenses actually and reasonably incurred by them if, in connection with the matters in issue, they acted in good faith, in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made with respect to any claim, issue or matter as to which such person has been adjudged liable for negligence or misconduct unless the Court of Chancery or the court in which such action or suit is brought approves such indemnification. Section 145 further permits a Delaware corporation to grant its directors and officers additional rights of indemnification through bylaw provisions and otherwise, and to purchase indemnity insurance on behalf of its directors and officers. Indemnification is mandatory to the extent a claim, issue or matter has been successfully defended.

   Article Ten of our certificate of incorporation and Article VII of our bylaws provide, in general, that we shall indemnify our directors and officers under certain of the circumstances defined in Section 145. We have entered into agreements with each member of our board of directors pursuant to which it will advance to each director costs of litigation in accordance with the indemnification provisions of our Certificate of Incorporation and bylaws.

ITEM 16.  EXHIBITS.

    4.1   -   Form of certificate representing shares of Harken common stock, par value $.01 per share (filed as Exhibit 1 to Harken's
              Registration Statement on Form 8-A, File No. 0-9207, and
              incorporated by reference herein).
    4.2   -   Certificate of Designations, Powers, Preferences and Rights of
              Series A Cumulative Convertible Preferred Stock, $1.00 par value, of Harken Energy Corporation (filed as Exhibit 4.1 to Harken's
              Annual Report on Form 10-K for the fiscal year ended December 31,
              1989, File No. 0-9207, and incorporated by reference herein).
    4.3   -   Certificate of Designations, Powers, Preferences and Rights of
              Series B Cumulative Convertible Preferred Stock, $1.00 par value, of Harken Energy Corporation (filed as Exhibit 4.2 to Harken's
              Annual Report on Form 10-K for the fiscal year ended December 31,
              1989, File No. 0-9207, and incorporated by reference herein).
    4.4   -   Certificate of the Designations, Powers, Preferences and Rights of
              Series C Cumulative Convertible Preferred Stock, $1.00 par value of Harken Energy Corporation (filed as Exhibit 4.3 to Harken's
              Annual Report on Form 10-K for fiscal year ended December 31,
              1989, File No. 0-9207, and incorporated by reference herein).
    4.5   -   Certificate of the Designations of Series D Preferred Stock, $1.00
              par value of Harken Energy Corporation (filed as Exhibit 4.3 to
              Harken's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1995, File No. 0-9207, and incorporated by reference herein).
    4.6   -   Rights Agreement, dated as of April 6, 1999, by and between Harken
              Energy Corporation and ChaseMellon Shareholder Services L.L.C., as
              Rights Agent (filed as Exhibit 4 to Harken's Current Report on
              Form 8-K dated April 7, 1999, File No. 0-9207, and incorporated by reference herein).
    4.7   -   Certificate of Designations of Series E Junior Participating
              Preferred Stock (filed as Exhibit B to Exhibit 4 to Harken's
              Current Report on Form 8-K dated April 7, 1999, File No. 0-9207, and incorporated by reference herein).
    4.8   -   Certificate of Designations, Preferences and Rights of Series F
              Convertible Preferred Stock (filed as Exhibit 4.8 to Harken's
              Quarterly Report on Form 10-Q for the period ended June 30, 1998,
              File No. 0-9207, and incorporated by reference herein).
    4.9   -   Certificate of Designations, Preferences and Rights of Series G1
              Convertible Preferred Stock (filed as Exhibit 4.9 to Harken's
              Annual Report on Form 10-K for the fiscal year ended December 31,
              2000, File no. 0-9207, and incorporated by reference herein).
    4.10*  -  Certificate of Designations of Series G2 Convertible Preferred
              Stock.
    5.1*   -  Opinion of Larry E. Cummings.
   23.1*   -  Consent of Arthur Andersen LLP.
   23.2*   -  Consent of Gaffney, Cline & Associates, Inc.
   23.3*   -  Consent of Larry E. Cummings (included in opinion filed as Exhibit
              5.1).
   24.1*   -  Powers of Attorney.

*    Filed herewith.


ITEM 17.  UNDERTAKINGS.

   (a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (b) The undersigned registrant hereby undertakes:

       (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs b(1)(i) and b(2)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

       (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   (d) The undersigned registrant hereby undertakes that:

       (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

       (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on November 30, 2001.

                                     HARKEN ENERGY CORPORATION

                                                       *
                                     ----------------------------------------
                                     Mikel D. Faulkner, Chairman of the Board and Chief Executive Officer

   Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

          Signature                            Title                       Date
               *
-----------------------------------   Chairman of the Board and Chief
Mikel D. Faulkner                     Executive Officer (Principal
                                      Executive Officer)

               *
-----------------------------------   President, Chief Operating Officer
Bruce N. Huff                         and Director

               *
-----------------------------------   Vice Chairman and Director
Stephen C. Voss

               *
-----------------------------------   Director
J. William Petty

               *
-----------------------------------   Director
Michael M. Ameen, Jr.

               *
-----------------------------------   Director
Hobart A. Smith

               *
-----------------------------------   Director
Larry Akers

*Larry E. Cummings, by signing his name hereto, does hereby sign this registration statement on behalf of Harken Energy Corporation and each of the above-named officers and directors of such company pursuant to powers of attorney, executed on behalf of the company and each officer and director.

/s/ Larry E. Cummings
-----------------------------------
Larry E. Cummings, Attorney-in-Fact

                               INDEX TO EXHIBITS

                                                                                         Sequentially
 Exhibit No.                                   Exhibit                                   Numbered Page
 -----------            ---------------------------------------------------------      ------------------

       4.1 Form of certificate representing shares of Harken common stock, par value $.01 per share (filed as Exhibit 1 to Harken's Registration Statement on Form
                        8-A, File No. 0-9207, and incorporated by reference herein).

       4.2              Certificate of Designations, Powers, Preferences and
                        Rights of Series A Cumulative Convertible Preferred
                        Stock, $1.00 par value, of Harken Energy Corporation
                        (filed as Exhibit 4.1 to Harken's Annual Report on
                        Form 10-K for the fiscal year ended December 31, 1989, File No. 0-9207, and incorporated by reference herein).

       4.3              Certificate of Designations, Powers, Preferences and
                        Rights of Series B Cumulative Convertible Preferred
                        Stock, $1.00 par value, of Harken Energy Corporation
                        (filed as Exhibit 4.2 to Harken's Annual Report on
                        Form 10-K for the fiscal year ended December 31, 1989, File No. 0-9207, and incorporated by reference herein).

       4.4 Certificate of the Designations, Powers, Preferences and Rights of Series C Cumulative Convertible
                        Preferred Stock, $1.00 par value of Harken Energy
                        Corporation (filed as Exhibit 4.3 to Harken's Annual
                        Report on Form 10-K for fiscal year ended December
                        31, 1989, File No. 0-9207, and incorporated by reference herein).

       4.5              Certificate of the Designations of Series D
                        Preferred Stock, $1.00 par value of Harken Energy
                        Corporation (filed as Exhibit 4.3 to Harken's
                        Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1995, File No. 0-9207, and incorporated by reference herein).

       4.6 Rights Agreement, dated as of April 6, 1999, by and between Harken Energy Corporation and ChaseMellon
                        Shareholder Services L.L.C., as Rights Agent (filed as Exhibit 4 to Harken's Current Report on Form 8-K dated April 7, 1999, File No. 0-9207, and incorporated by reference herein).

       4.7              Certificate of Designations of Series E Junior
                        Participating Preferred Stock (filed as Exhibit B to
                        Exhibit 4 to Harken's Current Report on Form 8-K dated April 7, 1999, File No. 0-9207, and incorporated by reference herein).

       4.8 Certificate of Designations, Preferences and Rights of Series F Convertible Preferred Stock (filed as
                        Exhibit 4.8 to Harken's Quarterly Report on Form
                        10-Q for the period ended June 30, 1998, File No.
                        0-9207, and incorporated by reference herein).

       4.9 Certificate of Designations, Preferences and Rights of Series G1 Convertible Preferred Stock (filed as
                        Exhibit 4.9


                                                                                         Sequentially
 Exhibit No.                                   Exhibit                                   Numbered Page
 -----------            ---------------------------------------------------------      ------------------

                        to Harken's Annual Report on Form 10-K
                        for the fiscal year ended December 31, 2000, File no. 0-9207, and incorporated by reference herein).

      *4.10             Certificate of Designations of Series G2 Convertible
                        Preferred Stock.

      *5.1              Opinion of Larry E. Cummings.

     *23.1              Consent of Arthur Andersen LLP.

     *23.2              Consent of Gaffney, Cline & Associates, Inc.

     *23.3 Consent of Larry E. Cummings (included in opinion filed as Exhibit 5.1).

     *24.1              Powers of Attorney.

                        *      Filed herewith.

                                       2